EXHIBIT 99.1



Gender Sciences, Inc. (GNDR)
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Gender Sciences announces CEO and International Distribution Agreement

Englewood, NJ, March 7, 2003.
Gender Sciences Inc, announced the appointment of Francis A. Newman, 54, as Chief Executive Officer, effective immediately. He replaces Arnold Gans, company founder, who remains as President. Newman has been a director and consultant to the company since November 2002. He has had a 30-year career in pharmacy retailing, including having served as President and CEO of F&M Distributors, Inc., a drug store chain; Chairman President and CEO of Eckerd Corporation, one of the largest drug store chains in the country; and President and CEO of more.com, an internet pharmacy and health care retailer. Newman is an honorary director and past Chairman of the National Association of Chain drug stores and a member of the University of Michigan School of Pharmacy Board of Advisors. He is also a director of Jabil Circuit, Inc. (NYSE), JoAnn Stores, Inc. (NYSE) and Medical Technology, Inc. (ASE). The company also announced that it had entered into an agreement whereby Premier Solutions, Inc., Miami FL, will be the exclusive worldwide distributor for the company's CraveEnder hunger control spray, excluding Canada, the United Kingdom and the United States. Premier Solutions is an international distributor and marketer of diet products. Gender Sciences is a developer, marketer and distributor of nutrition medicine products to nursing homes, health food stores and medical clinics.

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